As filed with the Securities and Exchange Commission on November 15, 2019

Registration No. 333-208791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3714474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Monticello Casino and Raceway,

204 State Route 17B,

P.O. Box 5013, Monticello, NY 12701

(Address of Principal Executive Offices)

EMPIRE RESORTS, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Ryan Eller

President and Chief Executive Officer

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(Name and address of agent for service)

(845) 807-0001

(Telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Tamar Donikyan, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 30, 2015, Empire Resorts, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (Registration Statement No. 333-208791 (the “Registration Statement”)) registering 2,585,708 shares of common stock, par value $.01 per share (the “Common Stock”), issuable under the Registrant’s 2015 Equity Incentive Plan (the “Plan”). The Plan has been terminated and all outstanding obligations under the Plan have been discharged. This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to deregister all securities that were registered under the Registration Statement and remain unissued under the Plan.

On November 15, 2019, the Registrant completed the merger contemplated by the terms of the Agreement and Plan of Merger, dated August 18, 2019, by and among Hercules Topco LLC, a Delaware limited liability company, Hercules Merger Subsidiary Inc., a Delaware corporation and the Registrant (the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving entity after the merger (the “Merger”).

In connection with the Merger, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing Registration Statement. In accordance with undertakings made by the Registrant to remove from registration, by means of this Post-Effective Amendment No. 1, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on November 15, 2019.

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
	Name:	Ryan Eller
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.